Exhibit 99.8

[Letterhead of Goldman Sachs & Co.]

October 2, 2014

Board of Directors
Foster Wheeler AG
Lindenstrasse 10
6340 Baar, (Canton of Zug)
Switzerland

Re:                       Registration Statement on Form F-4 of AMEC plc,  filed
October 2, 2014 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 13, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than AMEC plc (“AMEC”) and its affiliates) of the outstanding registered shares of capital stock, par value CHF 3.00 per share (the “Company Shares”), of Foster Wheeler AG (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to the holders of the Company Shares in the Exchange Offer (as defined in the Opinion Letter) pursuant to the Implementation Agreement, dated as of February 13, 2014, by and between AMEC and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Background to and Reasons for the Offer — Foster Wheeler’s Reasons for the Transaction,” “Summary — Background to and Reasons for the Offer — Opinion of the Financial Advisors to the Foster Wheeler Board,” “Risk Factors — Risks Related to the Acquisition,” and “Background to and Reasons for the Offer — Foster Wheeler’s Reasons for the Transaction,” “Background to and Reasons for the Offer — Other Material Factors — Fairness Opinions,” “Background to and Reasons for the Offer — Opinions of Financial Advisors — Opinion of Goldman Sachs & Co.” and to the inclusion of the foregoing opinion in the Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)